NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
January 27, 2005	Chief Financial Officer
(206) 298-2909

EMERITUS FILES AMENDED SEC REPORTS; ANNOUNCES THIRD QUARTER 2004 RESULTS

SEATTLE, WA, January 27, 2005 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced that it filed with the Security and Exchange Commission its amended reports on Form 10-K/A for 2003 and Forms 10-Q/A for the first and second quarters of 2004 and its Form 10-Q for the third quarter of 2004. The Company also announced its results of operations for the third quarter, which ended September 30, 2004.

Amended SEC Reports and Restatements

On November 22, 2004, the Company announced that it would restate its financial statements to revise the accounting treatment for many of its leases under complex accounting rules. The restatements required the Company to file amendments to its previously filed SEC reports identified above and delayed the filing of its Form 10-Q for the third quarter of 2004.

The restatements implement the following major accounting changes: (i) certain leases that were accounted for previously as operating leases will instead be accounted for as capital leases, (ii) the accounting for certain operating leases with rent escalators will be changed to accrue total rent expense on a straight-line basis over the lease term rather than recording actual rent paid under these leases, and (iii) a transaction that was accounted for as a sale-leaseback will instead be treated as a financing. The Company currently has 65 communities accounted for under capital lease accounting, 15 leased communities under finance accounting, and 75 communities accounted for under operating lease accounting, of which 17 apply straight-line accounting for rent escalators. Other less significant accounting changes are also included in the restated financial statements.

Under the new accounting treatments for capital leases, financing leases and straight-line rent, property-related expense (consisting of depreciation and amortization, facility lease expense, and interest) reported in the Company's operating statement for the affected leases will generally be greater than actual lease payments made by the Company in the early years of those leases and lower than actual lease payments in later years. The application of these accounting rules, however, does not affect the revenues or non property-related expenses of the communities themselves nor does it affect the Company's consolidated cash flow.

Under the restated financial statements, net loss for 2003 increased by $4.3 million to $8.1 million compared to the previously reported net loss of $3.8 million. Correspondingly, net loss for 2002 increased by $232,000 to $6.5 million and net loss for 2001 increased by $788,000 to $5.0 million, compared to previously reported results.

Net loss for the first quarter of 2004 increased by $2.4 million to $5.0 million and net loss for the first quarter of 2003 increased by $591,000 to $984,000, compared to previously reported results. Net loss for the second quarter of 2004 increased by $3.6 million to $3.6 million and net income for the second quarter of 2003 decreased by $561,000 to $412,000, compared to previously reported results.

The details of these accounting changes and their impact on the Company's financial statements are displayed in the amended SEC reports.

Third Quarter Results

Total operating revenues for the third quarter of 2004 were $80.6 million compared to $49.3 million for the third quarter of 2003, an increase of $31.3 million or 63.5%. Approximately $29.3 million of the increase resulted from the acquisition or lease of 52 additional communities. Our revenue also increased approximately $3.1 million due to increases in occupancy and average revenue per unit. The average occupancy rate for the third quarter increased 6.1 percentage points to 83.4% from 77.3%. Average community monthly revenue per unit was $2,883 for the third quarter of 2004 compared to $2,781 for the comparable quarter of 2003, an increase of approximately $102 per occupied unit, or 3.7%. This increase in revenue per unit was primarily attributable to an increase in recognition of deferred move-in fees. Non move-in fee related revenue per unit was essentially flat with the prior year quarter due to a higher mix of volume increases in lower rate states and the offering of incentives in certain competitive markets to induce improved occupancy levels. Of the 52 additional

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communities, 39 were managed by us prior to acquisition and, as a result, management revenue declined from $2.4 million to $1.2 million.

Community operating expenses for the third quarter of 2004 increased by $20.8 million or 68.3% compared to the third quarter of 2003. Of this increase the 52 additional communities accounted for approximately $18.9 million. The remaining increase of $1.9 million, or 6.2%, was primarily attributable to increases in costs related to opening special care units in 2003, charges related to the 2003 liability insurance program, and higher food costs, utilities, and repairs and maintenance

The net loss (before preferred dividends) for the third quarter of 2004 was $5.6 million as compared to $4.1 million in the third quarter of 2003. In comparing the net losses for these quarters it is important to consider our property-related expenses, which includes depreciation and amortization, facility lease expense, and interest expense that is directly related to our communities, and which includes capital lease accounting treatment, finance accounting treatment, and straight-line accounting treatment of rent escalators for many of our leases. These lease accounting treatments result in greater property-related expense than actual lease payments made in the early years of the affected leases and less property-related expense than actual lease payments made in later years.

Our property-related expense for this quarter was $29.5 million, of which $23.9 million was associated with our leases due to the effects of lease accounting referred to above.  Our actual capital and operating lease payments during this period were $19.4 million. Correspondingly, the net loss for the third quarter of 2003 reflected property related expense of $15.6 million of which $10.6 million was associated with our leases. Our actual capital and operating lease payments for this period were $9.8 million. The increase in total property-related expense is due primarily to the acquisition and lease of 52 additional communities after September 30, 2003. The amount by which the property-related expense associated with our leases exceeded our actual lease payments was $821,000 for the third quarter of 2003 compared to $4.5 million for the third quarter of 2004, an increase of $3.7 million. This increase is primarily attributable to capital lease accounting treatment of leases for 43 of the 52 communities referred to above.

It should be remembered that, notwithstanding the various effects of lease accounting, the actual lease payments required under most of our leases will continue to increase annually and, as a result, we will need to increase our revenues and our results from community operations to cover these increases.

Transactional activities reflected in our statement of operations also affected the comparison between 2004 and 2003. Income (loss) from discontinued operations reflects the write-down of $950,000 in the value of a community in the third quarter of 2003 and a gain of $700,000 when the same community was sold in the third quarter of 2004. Approximately $550,000 of the increase in other, net between 2003 and 2004 reflects greater amortization of deferred gains and the gain on sale of land.

The Company retired its Preferred A stock in July and August 2003, resulting in a decrease in preferred stock dividend expense by $526,000 to $938,000 for the third quarter of 2004. In third quarter of 2003, the Company also recorded one-time gains of $14.5 million associated with this retirement.

Nine Month Results

Total operating revenues for the first three quarters of 2004 were $223.9 million compared to $144.0 million for the first three quarters of 2003, an increase of $79.8 million or 55.4%. Approximately $74.3 million of the increase resulted from the acquisition or lease of 52 additional communities after September 30, 2003. Our revenue also increased approximately $10.2 million due to increases in occupancy and average revenue per unit. The average occupancy rate for the nine months increased 3.9 percentage points to 81.0% from 77.1%. Average community monthly revenue per unit was $2,856 for the first nine months of 2004 compared to $2,765 for the same period of 2003, an increase of approximately $91 per occupied unit, or 3.3%. This increase in revenue per unit was primarily attributable to an increase in recognition of deferred move-in fees. Non move-in fee related revenue per unit was essentially flat with the prior year due to a higher mix of volume increases in lower rate states and offering of incentives in certain competitive markets to induce improved occupancy levels. Of the 52 additional communities, 39 were managed by us and, as a result, management revenue declined from $8.7 million to $4.0 million.

Community operating expenses for the first three quarters of 2004 increased by $53.6 million or 61.2% compared to the first three quarters of 2003. Of this increase the 52 additional communities accounted for approximately $47.3 million. The remaining increase of $6.3 million, or 7.2%, was primarily attributable to increases in costs related to opening special care units in 2003, charges related to the 2003 liability insurance program, and higher food costs, utilities, and repairs and maintenance.

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As was the case for the third quarter, it is important to consider our property-related expenses in comparing net losses for the first nine months of 2004 and 2003.

The net loss reflected in our consolidated statement of operations for the first three quarters of 2004 was $14.2 million. Our property-related expense for this period was $79.6 million, of which $63.3 million was associated with our leases due to the effects of lease accounting referred to above. Our actual capital and operating lease payments during this period were $51.7 million. Correspondingly, the net loss of $4.7 million for the first three quarters of 2003 reflected property-related expense of $44.4 million, of which $29.9 million was associated with our leases. Our actual capital and operating lease payments for this period were $27.7 million. The increase in total property-related expense is due primarily to the acquisition and lease of 52 additional communities after September 30, 2003. The amount by which the property-related expense associated with our leases exceeded our actual lease payments was $2.3 million for the first three quarters of 2003 compared to $11.6 million for the first three quarters of 2004, an increase of $9.3 million. This increase is primarily attributable to capital lease accounting treatment of leases for 43 of the 52 communities referred to above.

Transactional activities reflected in our statement of operations also affected the comparison between 2004 and 2003. Other net income for the first nine months of 2004 was approximately $1.3 million, which included amortization of deferred gains of approximately $1.6 million, partially offset by our portion of Alterra’s net loss of $794,000, and other smaller miscellaneous items. Other net income for the first nine months of 2003 was $1.6 million, which included recognition of a gain on the sale of our investment in ARV Assisted Living common stock of approximately $1.4 million. Income (loss) from discontinued operations reflects the write-down of $950,000 in the value of a community in the third quarter of 2003 and a gain of $700,000 when the same community was sold in the third quarter of 2004 as well as income from the operations of another community sold.

The Company retired its Preferred A stock in July and August 2003, resulting in a decrease in preferred stock dividend expense by $2.5 million to $2.8 million for the first three quarters of 2004. In the third quarter of 2003, the Company also recorded one-time gains of $14.5 million associated with this retirement.

Same Community Results

Emeritus operated 83 communities in the third quarter of both 2004 and 2003. The revenue for those communities increased $2.9 million, in part due to the effect of move-in fee revenue recognition and in part due to improvements in occupancy. Average occupancy increased by 4.1 percentage points from 77.9% in the third quarter of 2003 to 82.0% in the third quarter of 2004. Average revenue per occupied unit increased by $59 or 2.1%. This increase in revenue per unit was primarily attributable to an increase in recognition of deferred move-in fees. Non move-in fee related revenue per unit was essentially flat with the prior year quarter due to a higher mix of volume increases in lower rate states and the offering of incentives in certain competitive markets to induce improved occupancy levels. Community operating expenses increased $1.4 million primarily from occupancy related expenses, allocation of prior year insurance costs, and the opening of memory loss units in 2003.

Property-related expenses increased $2.0 million from the third quarter of 2003 to the third quarter of 2004, of which $1.7 million was a write-off of loan fees associated with a sale-leaseback transaction involving 11 communities completed in July 2004. The balance of the increase is attributable to the impact of rent escalators in operating leases and the releasing of three communities at higher rent.

Operating income after interest expense decreased $477,000 from the third quarter of 2003, inclusive of the $1.7 million loan fee write-off referred to above.

ABOUT THE COMPANY

Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 181 communities representing capacity for approximately 18,500 residents in 34 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with rate enhancement programs without adversely affecting occupancy levels; increases in interest rates that would increase costs as a result of variable rate debt; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations; and our continued management of the Emeritrust I communities since our management agreements for those communities could be terminated on short-term notice. While we believe that the arrangements with our Emeritrust I communities will continue, we cannot guarantee that they will and thus, we could lose the management fee revenue from these communities. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.

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EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2004	2003	2004	2003
Revenues:		As restated		As restated
Community revenue	$77,787	$45,804	$215,277	$132,266
Other service fees	1,572	1,114	4,545	3,112
Management fees	1,202	2,377	4,031	8,671
Total operating revenues	80,561	49,295	223,853	144,049

Expenses:
Community operations	51,190	30,421	141,076	87,510
General and administrative	6,550	6,151	19,328	17,366
Depreciation and amortization	8,170	2,433	21,661	7,376
Facility lease expense	9,711	8,855	28,775	24,860
Total operating expenses	75,621	47,860	210,840	137,112
Income from continuing operations	4,940	1,435	13,013	6,937

Other income (expense):
Interest income	155	171	442	498
Interest expense	(11,586)	(4,324)	(29,124)	(12,167)
Other, net	969	101	1,332	1,552
Net other expense	(10,462)	(4,052)	(27,350)	(10,117)

Loss from continuing operations before income taxes	(5,522)	(2,617)	(14,337)	(3,180)
Provision for income taxes	(915)	(576)	(915)	(576)
Loss from continuing operations	(6,437)	(3,193)	(15,252)	(3,756)
Income (loss) from discontinued operations	851	(954)	1,026	(963)
Net loss	(5,586)	(4,147)	(14,226)	(4,719)
Preferred stock dividends	(938)	(1,464)	(2,788)	(5,240)
Gain on repurchase of Series A preferred stock	-	14,465	-	14,465
Net income (loss) to common shareholders	$(6,524)	$8,854	$(17,014)	$4,506

Basic income (loss) per common share:
Continuing operations	$(0.69)	$0.95	$(1.71)	$0.53
Discontinued operations	0.08	(0.09)	0.10	(0.09)
	$(0.61)	$0.86	$(1.61)	$0.44

Diluted income (loss) per common share:
Continuing operations	$(0.69)	$0.63	$(1.71)	$0.49
Discontinued operations	0.08	(0.05)	0.10	(0.09)
	$(0.61)	$0.58	$(1.61)	$0.40

Weighted average common shares outstanding:
Basic	10,769	10,252	10,564	10,249

Diluted	10,769	18,687	10,564	11,311

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Emeritus Assisted Living
Same Community Statements of Operations (1)
(unaudited)
(In thousands)

	Three Months ended
	September 30,
	2004	2003

Revenue	$46,778	$43,850
Community operating expenses	(29,916)	(28,514)
Community operating income	16,862	15,336

Depreciation & amortization	(2,278)	(2,263)
Facility lease expense	(7,994)	(7,815)
Operating income	6,590	5,258

Interest expense, net	(5,416)	(3,607)
Operating income after interest expense	$1,174	$1,651

(1) Same Communities represent those communities that have been and are expected to continue to be operated by the
Company on a comparable basis since January of 2003. Results exclude corporate general and administrative costs.

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